UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 12, 2006
CARDIOGENESIS CORPORATION
(Exact name of registrant as specified in its charter)

California	000-28288	77-0223740

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
26632 Towne Centre Drive, Suite 320
Foothill Ranch, CA 92610
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (714) 649-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 8.01 Other Events
SIGNATURE

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b) On July 12, 2006, the Executive Committee of the Board of Directors of Cardiogenesis Corporation (the “Company’) terminated Michael Quinn, Chief Executive Officer, President and Chairman of the Board of the Company, effective immediately, for conduct that the Executive Committee believes violated the terms of his employment agreement. The Executive Committee consists of each of the Company’s directors other than Mr. Quinn. Mr. Quinn currently remains a member of the Company’s Board of Directors until his resignation or removal by the shareholders of the Company.
(c) On July 12, 2006, the Executive Committee of the Board of Directors of the Company appointed Joseph R. Kletzel, II, a director of the Company and its interim Chief Operating Officer, as Chairman of the Board of Directors and as its interim Chief Executive Officer of the Company until a permanent Chief Executive Officer is found.
Mr. Kletzel, age 56, became a member of the Board of Directors in September 2001 and has served as the Company’s interim Chief Operating Officer since May 2006. Mr. Kletzel previously served in the role of Senior Vice President of Operations from July 2005 to November 2005. From July 2004 until July 2005 Mr. Kletzel served as Senior Vice President, General Manager of the Pacific Division of the Company. From 1998 to 2002, Mr. Kletzel served as Chief Operating Officer for Advanced Tissue Sciences in La Jolla, California, where he was responsible for the daily operations, as well as all aspects of product and clinical research and development, the management of strategic alliances, and regulatory and information technology functions. Mr. Kletzel’s previous positions include President of the Research Division of Fisher Scientific International in Pittsburgh, Pennsylvania from 1996-1998 and President and COO of Devon Industries in Chatsworth, California from 1992-1996. He received his BS in Biology at Villanova University and is a retired Captain from the U.S. Marine Corps.
Although not currently subject to any written employment agreement, Mr. Kletzel currently receives a base salary of $5,000 per week and will be eligible to participate in insurance and other benefit plans maintained for employees and/or executives of the Company.
Item 8.01 Other Events
     SEC Comment Letter and Response. As previously announced, the Company has been unable to file its 10-K for the year ended December 31, 2005 and its 10-Q for the quarter ended March 31, 2006 because it was working to resolve an issue raised in a comment letter from the Division of Corporate Finance of the SEC. In response to the Company’s correspondence and replies to the SEC comment letters, by letter dated July 11, 2006, the SEC advised that it had completed its review and does not have any further comments. As a result, the Company expects to make any delinquent periodic report filings as soon as reasonably practicable. Thereafter, the Company expects to seek reinstatement of trading of the Company’s common stock on the OTC Bulletin Board.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIOGENESIS CORPORATION (Registrant)
Date: July 18, 2006	By:	/s/ William R. Abbott
William R. Abbott, Chief Financial Officer

By:	/s/ Joseph R. Kletzel, II
Joseph R. Kletzel, II, Chairman, interim Chief
Executive and interim Chief Operating Officer